Exhibit 2.4

U.S. BANKRUPTCY COURT NORTHERN DISTRICT OF TEXAS ENTERED TAWANA C. MARSHALL, CLERK THE DATE OF ENTRY IS ON THE COURT’S DOCKET

The following constitutes the order of the Court.

Signed March 4, 2004.

United States Bankruptcy Judge

IN THE UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

In re:	§
§
PARK PHARMACY CORPORATION, et al.,	§	CASE NO. 02-80896-SAF-11
	§	(Jointly Administered)
§
Debtors.	§

ORDER CONFIRMING JOINT PLAN

     At Dallas, Texas, in said District, commending on February 5th and continuing on February 11th, 19th and 23rd, 2004, came on for consideration the First Amended Joint Plan of Reorganization (the “Joint Plan”)1 under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended (the “Bankruptcy Code”), proposed by Park Pharmacy Corporation, MJN Enterprises, Inc. and Ravens Pharmacy, Inc. (collectively, the “Debtors”) and Ascendant Solutions, Inc. and Dougherty’s Holdings, Inc. (collectively, “Ascendant”), as modified by and agreed by the agreed treatment of the claims of the Bank of Texas, N.A. as set out in the Debtors’ and Ascendant’s Exhibit 46 which is made a part of the confirmation record,

[1]	All capitalized terms that are not otherwise defined herein shall have the definitions ascribed to them in the Joint Plan and this Court’s Findings of Fact and Conclusions of Law Regarding Confirmation of the First Amended Joint Plan of Reorganization (the “Findings”).

ORDER CONFIRMING JOINT PLAN – Page 1

and a copy of the Joint Plan and of the Amended Disclosure Statement in support of the Joint Plan approved by the Court having been transmitted to the holders of claims and interests; and

     It having been determined after notice and a hearing:

     1. That the Joint Plan complies with the applicable provisions of chapter 11 of the Bankruptcy Code;

     2. That the proponents of the Joint Plan comply with the applicable provisions of the Bankruptcy Code;

     3. That the Joint Plan has been proposed in good faith and not by any means forbidden by law;

     4. (a) That any payment made or promised by the proponents, by the Debtors, or by any person issuing securities or acquiring property under the Joint Plan, for services or for costs and expenses in, or in connection with, the Bankruptcy Case, or in connection with the Joint Plan and incident to the Bankruptcy Case, have been disclosed to the Court; and (b) Any such payment made before confirmation of is reasonable; or if such payment is to be fixed after confirmation of the Joint Plan, such payment is subject to the approval of the Court as reasonable;

     5. (a) The proponents of the Joint Plan have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Joint Plan, as a director, officer or voting trustee of the Debtors, an affiliate of the Debtors participating in the Joint Plan with the Debtors, or a successor to the Debtors under the Joint Plan; and the appointment to, or connection in, such office or such individual is consistent with the interests of creditors and equity security holders and with public policy; and (b) The proponents of the Joint Plan have disclosed the identity of any insider that will be employed or retained by the reorganized debtors, and the nature of any compensation for such insider;

ORDER CONFIRMING JOINT PLAN – Page 2

     6. Any regulatory commission with jurisdiction, after confirmation of the Joint Plan, over the rates of the Debtors has approved any rate change provided for in the Joint Plan, or such rate change is expressly conditioned on such approval;

     7. With respect to each class: (a) each holder of a claim or interest of such class has accepted the Joint Plan; or will receive or retain under the Joint Plan on account of such claim or interest property of a value, as of the Effective Date of the Joint Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under chapter 7; or (b) if 11 U.S.C. § 1111(b)(2) applies to the claims of such class, each holder of a claim of such class will receive or retain under the Joint Plan on account of such claim property of a value, as of the Effective Date of the Joint Plan, that is not less than the value of such creditor’s interest in the estate’s interest in the property that secures such claims;

     8. With respect to each class, such class has accepted the Joint Plan, or such class is not impaired under the Joint Plan;

     9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Joint Plan provides that: (a) with respect to a claim of a kind specified in 11 U.S.C. §§ 507(a)(1) or (2), on the Effective Date of the Joint Plan, the holder of such claim will receive on account of such claim cash equal to the allowed amount of such claim; (b) with respect to a class of claims of a kind specified in 11 U.S.C. § 507(a)(3) – (7), each holder of a claim of such class will receive, if such class has accepted the Joint Plan, deferred cash payments of a value, as of the Effective Date of the Joint Plan, equal to the allowed amount of such claim; or, if such class has not accepted the Joint Plan, cash on the Effective Date of the Joint Plan equal to the allowed amount of such claim; and (c) with respect to a claim of a kind specified in 11 U.S.C. § 507(a)(8), the holder of such claim will receive on account of such claim deferred cash payments, over a period not exceeding 6 years after the

ORDER CONFIRMING JOINT PLAN – Page 3

date of assessment of such claim, of a value, as of the Effective Date of the Joint Plan, equal to the allowed amount of such claim;

     10. At least one class of claims has accepted the Joint Plan, determined without including any acceptance of the Joint Plan by an insider holding a claim of such class; and

     11. Confirmation of the Joint Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Joint Plan.

     THEREFORE, it is hereby

     ORDERED, ADJUDGED and DECREED that:

     1. The Joint Plan, is, in all respects, confirmed;

     2. The sale of the Assets to DHI, pursuant to APA and the Joint Plan, is authorized and the parties are authorized to immediately proceed with the Closing;

     3. Ascendant and DHI have at all times acted in good faith and qualify as good faith purchasers pursuant to 11 U.S.C. 363(m), and are therefore entitled to all of the protections afforded under that statute. Ascendant and DHI will be acting in good faith within the meaning of 11 U.S.C. § 363(m) in closing the transaction under the APA and the Joint Plan;

     4. The sale of the Assets shall be free and clear of all liens, claims, interests and encumbrances whatsoever, except for permitted liens under the Joint Plan and as expressly provided under the APA;

     5. The assumption and assignment of the Debtors’ real property and personal property leases and contracts, under Article X of the Joint Plan, is authorized, and the Debtors are directed to pay any applicable Cure Amounts payable to the other parties to those agreements as a condition to such assumption and assignment;

     6. Except as otherwise provided in this court’s Findings, the discharge provision in 13.1 of the Joint Plan, the injunction provision of ¶ 7.4 of the Joint Plan, the exoneration and

ORDER CONFIRMING JOINT PLAN – Page 4

reliance provision of ¶ 7.5 of the Joint Plan, the release provision of ¶ 7.11 of the Joint Plan and the contribution bar provision of ¶ 7.14 of the Joint Plan: (a) are within the jurisdiction of this Court under 28 U.S.C. § 1334; (b) are each an essential means of implementing the Joint Plan under 11 U.S.C. § 1123 (a)(5); (c) are integral elements of the APA and other agreements, settlements and compromises that are incorporated into the Joint Plan; (d) confer material benefits on, and thus are in the best interests of, the Debtors, their estates, their creditors and other parties in interest; and (e) are, under the facts and circumstances of this bankruptcy case, consistent with and permitted under 11 U.S.C. §§ 105, 524, 1123, 1129 and all other applicable provisions of the Bankruptcy Code. See also In re Bernhard Steiner Pianos USA, Inc., 292 B.R. 109 (Bkrtcy.N.D.Tex. 2002). In re Seatco, 257 B.R. 469 (Bkrtcy.N.D.Tex. 2001). Matter of Zale Corporation, 62 F.3d 746 (5th Cir. 1995).

     7. If this order is the subject of a pending appeal in any respect, neither substantial consummation of the Joint Plan nor the performance of Ascendant and/DHI of their obligations under the Joint Plan and the APA or any other instrument or agreement referred to in the Joint Plan shall be the subject of a stay pending appeal;

     8. Robert Milbank is appointed as the president and sole officer of the Liquidating Joint Debtors;

     9. Each of the objections that were filed against the Joint Plan have been resolved. Corps did not appear at the confirmation hearing and therefore its objection was waived and overruled. The Bank withdrew its objection and switched its ballot from a vote against the Joint Plan to a vote in favor of the Joint Plan.

     10. The confirmation objection of the County has been consensually resolved in the following way. (a) paragraph 7.10, p. 19 of the Joint Plan is modified such that the County’s liens will remain in effect until the taxes for 2003 and 2004 that are owed by the Debtors are

ORDER CONFIRMING JOINT PLAN – Page 5

paid in full; and (b) the Administrative Expense Claim of the County will be paid in the ordinary course of business without the necessity for the County to file an Administrative Expense Claim.

     11. The confirmation objection of the IRS has been consensually resolved in the following way: if there is a failure to make all payments on federal taxes provided for in the Joint Plan, the United States shall be entitled to give the Debtors notice of the default and if the default has not been cured within thirty (30) days from the mailing of the written notice, the United States shall have the right to (a) declare due and payable any interest or penalties which would have accrued on pre-petition tax liabilities of the Debtors but for the filing of the Debtors’ bankruptcy petitions and if the Debtors fail to pay the interest and penalties then they may be assessed by the United States, (b) treat the pre-petition tax claims as taxes owed by a non-debtor as if no bankruptcy petition had been filed and as if no plan of reorganization had been filed, and (c) proceed to collect any of the pre-petition tax liabilities and related penalties and interest through administrative or judicial collection procedures available under the United States Code as if no bankruptcy petition had been filed and as if no plan of reorganization had been confirmed, such procedures to include, without limitation, (i) the filing of notices of federal tax liens and (ii) collection by levy as provided by the Internal Revenue Code §§ 6331 through 6344.

     12. The confirmation objection of the Millard Parties has been consensually resolved in the following way: the Millard Parties are carved out from and not subject to ¶¶ 7.4, 7.5, 7.11, 7.14 and 13.1 of the Joint Plan. Furthermore, nothing contained in the Joint Plan or Disclosure Statement alter, affect, impair, enjoin, exonerate nor release, settle or compromise in any way the continued pursuit of claims asserted by the Millard Parties in Cause No. 04-00579 pending in the 192nd Judicial District Court of Dallas, Dallas County, Texas. The Millard Parties, however, waive any and all claims against the Debtors and the Acquired Assets as defined in the Joint Plan; provided, however, nothing contained herein shall limit any rights of execution

ORDER CONFIRMING JOINT PLAN – Page 6

the Millard Parties may have in the event they obtain a judgment in Cause No. 04-00579, and seek to execute that judgment against any defendant’s ownership interests in any of the Acquired Assets.

     13. Contemporaneously with the entry of this order, this Court is also entering the Findings. To the extent that there is a conflict between the provisions of the Findings and this order, the provisions of this order shall govern; and

     14. A post-confirmation status conference is scheduled for Wednesday, August 4, 2004, at 1:30 p.m.

***[END OF ORDER]***

Submitted by:

Raymond J. Urbanik
Texas Bar No. 20414050
Seymour Roberts, Jr.
Texas Bar No. 17019150
MUNSCH HARDT KOPF & HARR, P.C.
4000 Fountain Place
1445 Ross Avenue
Dallas, Texas 75202-2790
(214) 855-7500 (Telephone)
(214) 855-7584
(Facsimile)

ATTORNEYS FOR ASCENDANT SOLUTIONS, INC.
AND DOUGHERTY’S HOLDINGS, INC.

ORDER CONFIRMING JOINT PLAN – Page 7